Exhibit 3.26

TruGreen Companies L.L.C.

(formerly known as TruGreen Holding L.L.C.)

Second Amended and Restated

Operating Agreement

Dated as of December 26, 2001

TruGreen Companies L.L.C.

TABLE OF CONTENTS

1.	ORGANIZATION

	1.1	Continuation of Company	2
	1.2	Organizational Matters	2
	1.3	Name	2
	1.4	Effective Date	2
	1.5	Term	2
	1.6	Registered Agent and Office	2
	1.7	Principal Office	2

2.	DEFINITIONS

	2.1	Definitions	3

3.	NATURE OF BUSINESS		10

4.	ACCOUNTING AND RECORDS

	4.1	Records to be Maintained	10
	4.2	Annual Reports to Shareholders	11
	4.3	Other Information	11

5.	SHAREHOLDERS, MANAGER, AND OFFICERS

	5.1	Shareholders	11
	5.2	Manager	11
	5.3	Term of Manager	11
	5.4	Resignation or Removal of Manager; Appointment of Successor Manager	11
	5.5	Officers of Company	11
	5.6	Term of Officers	12

i

6.	RIGHTS AND RESPONSIBILITIES OF SHAREHOLDERS

	6.1	No Management Rights	12
	6.2	Liability of Shareholders and Officers	12
	6.3	Indemnification	12
	6.4	Representations and Warranties	12
	6.5	Conflicts of Interest	12

7.	MANAGEMENT

	7.1	Authority of Manager	13
	7.2	Authority of Officers	13
	7.3	Actions of the Manager	15
	7.4	Compensation of Manager	15
	7.5	Manager’s Standard of Care	15

8.	CONTRIBUTIONS AND CAPITAL ACCOUNTS

	8.1	Initial Contributions	15
	8.2	Capital Accounts	16
	8.3	Distribution of Assets	17
	8.4	Sale or Exchange of Shares	17
	8.5	Compliance with Section 704(b) of the Code	18

9.	ALLOCATIONS AND DISTRIBUTIONS

	9.1	Allocations of Net Profits and Net Losses from Operations	18
	9.2	Company Minimum Gain Chargeback	18
	9.3	Shareholder Minimum Gain Chargeback	19
	9.4	Qualified Income Offset	19
	9.5	Interim Distributions	19
	9.6	Limitations on Distributions	19
	9.7	Book/Tax Disparities; Section 754 Elections; etc	19
	9.8	Allocation in Event of Transfer	20
	9.9	Elections	20
	9.10	Allocation of Nonrecourse Deductions	20
	9.11	Allocation of Shareholder Nonrecourse Deductions	20
	9.12	Limitations on Loss Allocation	20
	9.13	Curative Allocations	21
	9.14	Interest on Company Profits	21
	9.15	Class B Nonparticipating Shareholders	21

10.	TAXES

	10.1	Elections	21
	10.2	Taxes of Taxing Jurisdictions	21
	10.3	Composite Returns	22
	10.4	Tax Matters Partner	22
	10.5	Method of Accounting	22
	10.6	Partnership Intended for Tax Purposes	22

11.	RESTRICTED TRANSFERABILITY OF SHARES

	11.1	Restriction	22
	11.2	Dispositions not in Compliance with this Article Void	23

12.	DISSOCIATION OF A SHAREHOLDER

	12.1	Dissociation	23
	12.2	Liquidation	23

13.	ADMISSION OF ASSIGNEES AND ADDITIONAL SHAREHOLDERS

	13.1	Rights of Assignees	23
	13.2	Admission of Substitute Shareholders	24
	13.3	Admission of Additional Shareholders	24

14.	DISSOLUTION AND WINDING UP

	14.1	Dissolution	24
	14.2	Effect of Dissolution	24
	14.3	Distribution of Assets on Dissolution	24
	14.4	Winding Up and Certificate of Dissolution	25

15.	AMENDMENT

	15.1	Agreement May Be Modified	25
	15.2	Amendments of Agreement to be Adopted Solely by Manager	25
	15.3	Other Amendments of Agreement	26

16.	MISCELLANEOUS

	16.1	Notices	26

16.2	Entire Agreement	26
16.3	No Partnership Intended for Nontax Purposes	26
16.4	Rights of Creditors and Third Parties under Agreement	26

TruGreen Companies L.L.C.

Second Amended and Restated
Operating Agreement

This Second Amended and Restated Operating Agreement of TruGreen Companies L.L.C., a Delaware limited liability company, formerly known as TruGreen Holding L.L.C., (“Company”), is entered into as of December 26, 2001 and made effective as of the Effective Date by and among the Company, ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“SMCS”) which has executed a “Class A Shareholder Signature Page”, and each Person executing a “Class B Nonparticipating Shareholder Signature Page” as a Class B Nonparticipating Shareholder or a “Class B Participating Shareholder Signature Page” as a Class B Participating Shareholder.

Preliminary Statement

Whereas, the Company was organized as a Delaware limited liability company pursuant to the Act on August 19, 1999;

Whereas, certain Persons entered into the Purchase Agreement as of January 1, 2001 to acquire Class B Shares as of January 1, 2001;

Whereas, the Company, the Class A Shareholder and the Class B Shareholders (as defined below) amended and restated the Operating Agreement, in the form of the First Amended and Restated Operating Agreement effective as of January 1, 2001, to set forth the respective rights, powers and interests of the Shareholders with respect to the Company and their respective interests therein and to provide for the management of the business and operations of the Company; and

Whereas, the Company, the Class A Shareholder, and the Class B Shareholders desire to amend and restate the First Amended and Restated Operating Agreement to classify the Class B Shares (as defined in the First Amended and Restated Operating Agreement) as either Class B Nonparticipating Shares or Class B Participating Shares consistent with the signature pages hereto and to otherwise set forth the respective rights, powers and interests of the Shareholders with respect to the Company and their respective interests therein and to provide for the management of the business and operations of the Company.

Now therefore, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the Company, the Class A Shareholder, the Class B Nonparticipating Shareholders and the Class B Participating Shareholders as follows:

TruGreen Companies L.L.C.

Class A Shareholder Signature Page

1.                                 ORGANIZATION

1.1                                 Continuation of Company. The Company was organized by SMCS as a Delaware limited liability company pursuant to the Act on August 19, 1999. The Shareholders now continue the Company as a Delaware limited liability company pursuant to the provisions of the Act.

1.2                                 Organizational Matters.

1.2.1        Statement of Agreement. For and in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which each Shareholder acknowledges, the Shareholders agree to the terms and conditions of this Agreement, as from time to time amended according to its terms.

1.2.2        Coordination with Code and the Act. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, and subject to Section 16.2, this Agreement will govern the rights and responsibilities of the Shareholders as shareholders of the Company.

1.2.3        Reliance on Agreement. Each Shareholder may rely on the provisions of this Agreement, and no Shareholder shall be liable to the Company or to any other Shareholder for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

1.3           Name. The name of the Company is TruGreen Companies L.L.C. All business of the Company shall be conducted under that name or under any other name approved by the Manager, but in any case, only to the extent permitted by applicable law.

1.4           Effective Date. This Agreement shall become effective as of January 1, 2001.

1.5           Term. The term of the Company is perpetual.

1.6           Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate of Formation as filed in the office of the Secretary of State. The Manager may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, then the Manager promptly shall designate a replacement registered agent or file a notice of change of address as the case may be. If the Manager fails to designate a replacement registered agent or change of address of the registered office, then any Shareholder may designate a replacement registered agent or file a notice of change of address.

1.7           Principal Office. The principal office of the Company shall be located at:

860 Ridge Lake Boulevard, Memphis, Tennessee 38120.

2.                                      DEFINITIONS

2.1                                 Definitions. For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

Act - The Delaware Limited Liability Company Act and all amendments to the Act.

Additional Shareholder - A Shareholder other than an Initial Shareholder or a Substitute Shareholder who has acquired Shares from the Company.

Adjusted Capital Account - With respect to any Shareholder, the balance, if any, in such Shareholder’s Capital Account as of the end of the relevant taxable year, after (i) crediting to such Capital Account any amounts that such Shareholder is obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations (or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations) and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

Adjusted Property - Any Property, the Carrying Value of which has been adjusted pursuant to Section 8.2 (c) or (d).

Admission Agreement - The Agreement between an Additional Shareholder and the Company described in Article 13, the content of which shall be determined by the Manager.

Agreed Value - The fair market value of any Property as determined by the Manager using any reasonable method of valuation.

Agreement - This Second Amended and Restated Operating Agreement, including all amendments adopted in accordance with this Agreement and the Act.

Assignee - A Person to whom Shares have been transferred who has not been admitted as a Substitute Shareholder.

Bankrupt Shareholder - A Shareholder who has become the subject of an order for relief under the United States Bankruptcy Code or has initiated, either in an original Proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation arrangement, readjustment, dissolution, or similar relief.

Business Day - Any day other than Saturday, Sunday or any legal holiday observed in the State of Tennessee.

Capital Account - The account maintained for a Shareholder or Assignee determined in accordance with Article 8.

Capital Contribution - Any contribution of Property or services, or the obligation to contribute Property or services, made by or on behalf of a Shareholder or Assignee.

Carrying Value means (a) with respect to contributed Property, the Agreed Value of such Property reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 8.2 (b) with respect to such Property, as well as any other reductions as a result of sales, retirements and other dispositions of assets included in a contributed Property, as of the time of determination, (b) with respect to an Adjusted Property, the value of such Property immediately following the adjustment provided in Section 8.2 (c) or 8.3 reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 8.2 (b) with respect to such Property since the adjustment, as well as any other reductions as a result of sales, retirements or dispositions of assets included in Adjusted Property, as of the time of determination, and (c) with respect to any other Property, the adjusted basis of such Property for federal income tax purposes as of the time of determination.

Certificate of Formation - The Certificate of Formation of the Company as properly adopted and amended from time to time and filed with the Secretary of State.

Class A Percentage – 100% less the sum of the Sharing Ratios.

Class A Share – A Class A Share of the Company.

Class A Shareholder – A Shareholder who owns Class A Shares.

Class B Nonparticipating Share – A Class B Nonparticipating Share of the Company.

Class B Nonparticipating Shareholder – A Shareholder who owns Class B Nonparticipating Shares.

Class B Participating Share – A Class B Participating Share of the Company.

Class B Participating Shareholder – A Shareholder who owns Class B Participating Shares.

Class B Percentage – The sum of the Sharing Ratios for all Class B Participating

Shares.

Class B Share – A Class B Nonparticipating Share or a Class B Participating Share.

Class B Shareholder – A Shareholder who owns one or more Class B Shares.

Code - The Internal Revenue Code of 1986, as amended.

Company – TruGreen Companies L.L.C., a Delaware limited liability company, and any successor limited liability company.

Company Liability - Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

Company Minimum Gain - An amount determined by first computing for each Company Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Company Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Shareholder is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Company Minimum Gain is determined by comparing the Company Minimum Gain on the last day of the immediately preceding Taxable Year with the Company Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained in this Agreement, Company Minimum Gain and increases and decreases in Company Minimum Gain are intended to be computed in accordance with section 704 of the Code and the Regulations issued thereunder, as the same may be issued and interpreted from time to time. A Shareholder’s share of Company Minimum Gain at the end of any Taxable Year equals: the sum of nonrecourse deductions allocated to that Shareholder (and to that Shareholder’s predecessors in interest) up to that time and the distributions made to that Shareholder (and to that Shareholder’s predecessors in interest) up to that time of proceeds of a nonrecourse liability allocable to an increase in Company Minimum Gain minus the sum of that Shareholder’s (and that Shareholder’s predecessors’ in interest) aggregate share of the net decreases in Company Minimum Gain plus their aggregate share of decreases resulting from reevaluations of Company Property subject to one or more Company Nonrecourse Liabilities.

Company Nonrecourse Liability - A Company Liability to the extent that no Shareholder or Related Person bears the economic risk of loss (as defined in §1.752-2 of the Regulations) with respect to the liability.

Company Property - Any Property owned by the Company.

Distribution - A transfer of Property to a Shareholder or Assignee on account of a Share as described in Article 9.

Disposition (Dispose) - Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

Dissociation - Any action which causes a Person to cease to be a Shareholder as described in Article 12.

Effective Date – The date described in Section 1.4.

First Amended and Restated Operating Agreement – The certain amended and restated operating agreement of the Company dated as of January 1, 2001.

Initial Capital Contribution - The Capital Contribution agreed to be made by Initial Shareholders and Additional Shareholders as described in Article 8.

Initial Shareholders - Each Person who has executed a Class A Shareholder Signature Page, a Class B Nonparticipating Shareholder Signature Page, or a Class B Participating Shareholder Signature Page as of the Effective Date.

Majority of the Class B Participating Shareholders – A Class B Participating Shareholder or Class B Participating Shareholders having Sharing Ratios in excess of one half of the Sharing Ratios of all the Class B Participating Shareholders entitled to vote on, consent to, or approve a particular matter. Assignees shall not be considered Class B Participating Shareholders entitled to vote for the purpose of determining a Majority of the Class B Participating Shareholders. In the case of a Class B Participating Shareholder who has Disposed of that Shareholder’s Shares to an Assignee, but has not ceased to be a Shareholder, the Sharing Ratio of such Assignee shall be considered in determining a Majority of the Class B Participating Shareholders, and such Class B Participating Shareholder’s vote or consent shall be determined by such Sharing Ratio.

Majority of Remaining Shareholders – A Shareholder or Shareholders owning in excess of one half of the Remaining Shares. Assignees shall not be considered Shareholders entitled to vote for the purpose of determining a Majority of Remaining Shareholders. A Shareholder who has Disposed of that Shareholder’s Shares to an Assignee, but has not ceased to be a Shareholder, shall be considered a Shareholder for the purpose of determining a Majority of Remaining Shareholders.

Manager - A Shareholder selected to manage the affairs of the Company under Article 5.2.

Money - Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

Net Losses - An amount equal to the excess, if any, of (i) the aggregate amount of items of loss and deduction of the Company, over (ii) the aggregate amount of items of gross income and gain of the Company.

Net Profits - An amount equal to the excess, if any, of (i) the aggregate amount of items of gross income and gain of the Company, over (ii) the aggregate amount of items of loss and deduction of the Company.

Nonrecourse Liabilities - Nonrecourse liabilities include Company Nonrecourse Liabilities and Shareholder Nonrecourse Liabilities.

Notice – Any notice complying with Section 16.1.

Offsettable Decrease - Any allocation that unexpectedly causes or increases a deficit in the Shareholder’s Capital Account as of the end of the taxable year to which the allocation relates attributable to depletion allowances under §1.704-1(b)(2)(iv)(k) of the Regulations, allocations of loss and deductions under §§704(e)(2) or 706 of the Code or under §1.751-1 of the Regulations, or distributions that, as of the end of the year are reasonably expected to made to the extent they exceed the offsetting increases to such Shareholder’s Capital Account that reasonably are expected to occur during or (prior to) the taxable years in which the such distributions are expected to be made (other than increases pursuant to a minimum gain chargeback described in Sections 9.2 and 9.3).

Operating Agreement – The certain operating agreement of the Company dated as of December 26, 2001.

Organization - A Person other than a natural person. The term includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.

Organization Expenses - Those expenses incurred in the organization of the Company including the costs of preparation of this Agreement.

Person - An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a shareholder of a limited liability company under the laws of the State.

Principal Office – The office described in Section 1.7.

Proceeding - Any administrative, judicial, or other proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

Property - Any property real or personal, tangible or intangible, including Money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

Purchase Agreement – That certain Purchase Agreement dated as of January 1, 2001 by and between the Company and each Class B Shareholder.

Regulations - Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the U.S. Department of the Treasury under the Code, as such regulations may be lawfully changed from time to time.

Related Person - A person having a relationship to a Shareholder that is described in § 1.752-4(b) of the Regulations.

Remaining Shares - In the event of the Dissociation of a Class A or Class B Participating Shareholder, all of the Class A and Class B Participating Shares at the time of such Dissociation other than the Shares of the Shareholder who has dissociated. In the event of a Class A or Class B Participating Shareholder who has any potential conflict of interest or participation in a transaction between the Shareholder and the Company, the Shares of the Class A and Class B Participating Shareholders not having the potential conflict of interest or participation in the transaction. In the event of the dissolution of the Company, all of the Class A and Class B Participating Shares outstanding immediately prior to the dissolution.

Removal (Remove) - The act of ServiceMaster by which a Manager ceases to be a Manager, but continues to be a Shareholder.

Resignation (Resign) - The act of a Shareholder by which such Shareholder ceases to be a Manager, but continues to be a Shareholder.

Secretary of State - The Secretary of State of the State of Delaware.

Section 705(a)(2)(B) Expenditure - Any expenditure of the Company described in Section 705(a)(2)(B) of the Code and any expenditure considered to be an expenditure described in Section 705(a)(2)(B) of the Code pursuant to Section 704(b) of the Code and the Regulations thereunder.

ServiceMaster – The ServiceMaster Company, a Delaware corporation and the parent entity in the ServiceMaster enterprise.

Share(s) – The unit of measure into which the equity of the Company is subdivided, representing rights of a Shareholder or, in the case of an Assignee, the rights of the assigning Shareholder in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company. The number of Shares which, at any point in time, are issued or available for issuance shall equal eleven thousand (11,000), divided into three classes: one thousand (1,000) Class A Shares, seven thousand eight hundred (7,800) Class B Nonparticipating Shares, and two thousand two hundred (2,200) Class B Participating Shares.

Shareholder – A Person who owns Shares, identified as an Initial Shareholder, Substitute Shareholder, or Additional Shareholder, including, unless the context expressly indicates to the contrary, a Manager.

Shareholders Agreement – That certain Shareholders Agreement dated as of January 1, 2001, by and between the Company and each Class B Shareholder.

Shareholder Minimum Gain - An amount determined by first computing for each Shareholder Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Shareholder Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Shareholder is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Shareholder Minimum Gain is determined by comparing the Shareholder Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any Provision to the contrary contained in this Agreement, Shareholder Minimum Gain and increases and decreases in Shareholder Minimum Gain are intended to be computed in accordance with section 704 of the Code and the Regulations issued thereunder, as the same may be issued and interpreted from time to time.

Shareholder Nonrecourse Liability - Any Company Liability to the extent the liability is nonrecourse under State law, and on which a Shareholder or Related Person bears the economic risk of loss under §1.752-2 of the Regulations because, for example, the Shareholder or Related Person is the creditor or a guarantor.

Sharing Ratio - With respect to any Class B Participating Shareholder, a fraction (expressed as a percentage), the numerator of which is the total of such Class B Participating Shareholder’s Capital Account and the denominator is the total of all Capital Accounts of all Class A and Class B Participating Shareholders.

SMCS – ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership.

State – The State of Delaware.

Substitute Shareholder - An Assignee who has been admitted to all of the rights of a Shareholder pursuant to this Agreement.

Taxable Year - The taxable year of the Company as determined pursuant to section 706 of the Code.

Taxes - Items of loss or deduction of the Company relating to taxes or other governmental charges based on income.

Taxing Jurisdiction - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Shareholder’s share of the income or gain attributable to the Company.

3.                                      NATURE OF BUSINESS

The Company may engage in the business of (i) lawn care, landscaping, and related services, (ii) licensing persons to provide such services using the Company’s name and expertise, and (iii) conducting all other business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article 3.

4.                                      ACCOUNTING AND RECORDS

4.1           Records to be Maintained. The Manager shall maintain the following records at the Principal Office:

(a)           A current list of the full name and last known business address of each Shareholder, former Shareholder, and other holder of a Share;

(b)           A copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate of Formation has been executed;

(c)           Copies of the Company’s federal, foreign, state, and local income tax returns and reports, if any, for the three (3) most recent years;

(d)           Copies of this Agreement, including all amendments thereto;

(e)           Any financial statements of the Company for the three (3) most recent years;

(f)            If not set forth in this Agreement, a writing or other data compilation from which information can be obtained through retrieval devices into reasonably usable form setting forth the following:

(1)           the amount of cash and a description and statement of the agreed value of the other Property or services contributed by each Shareholder and which each Shareholder has agreed to contribute;

(2)           any right of a Shareholder to receive, or of the Company to make, distributions to a Shareholder which include a return of all or any part of the Shareholder’s Capital Contribution; and

(3)           any events upon the happening of which the Company is to be dissolved and its affairs wound up.

4.2           Annual Reports to Shareholders. The Manager shall provide reports at least annually to the Shareholders at such time and in such manner as the Manager may determine reasonable.

4.3           Other Information. The Manager shall provide all Shareholders and Assignees with those information returns required by the Code and the laws of any state.

5.                                      SHAREHOLDERS, MANAGER, AND OFFICERS

5.1           Shareholders. The names and addresses of the Initial Shareholders appear in the Class A Shareholder Signature Page, the Class B Nonparticipating Shareholder Signature Pages, or the Class B Participating Shareholder Signature Pages.

5.2           Manager. The Company shall have one Manager, who shall be a Shareholder. The Manager shall be SMCS.

5.3           Term of Manager. The Manager shall not have any contractual right to such position. The Manager shall serve until the earlier of (a) the Dissociation of the Manager as a Shareholder, (b) the Resignation of the Manager, or (c) the Removal of the Manager.

5.4           Resignation or Removal of Manager; Appointment of Successor Manager. The Manager may Resign as the Manager at any time by giving a Notice to that effect to the Company. ServiceMaster has the exclusive right to Remove the Manager. Upon Resignation or

Removal of the Manager, ServiceMaster thereupon shall be entitled to appoint the Manager, and such appointee shall succeed to all of the powers, rights, and duties of the Manager, provided that such appointee accedes in writing to this Agreement as a Shareholder and the position of Manager. A copy of such Notice and any such accession shall be filed with the books and records of the Company.

5.5           Officers of Company. The officers of the Company shall consist of a President, a Secretary and a Treasurer and, if deemed necessary by the Manager, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers with such titles as the Manager shall designate. Any number of offices may be held by the same person, as the Manager may determine.

5.6           Term of Officers. Each officer shall hold office until the earlier of his or her removal, resignation, or death. The Manager may appoint and remove, with or without cause, any officer and fill any vacancy in any office.

6.                                      RIGHTS AND RESPONSIBILITIES OF SHAREHOLDERS

6.1           No Management Rights. No authority to manage the Company is vested with any Shareholder acting in its, his, or her capacity as an owner of Shares of the Company.

6.2           Liability of Shareholders and Officers. No Shareholder or officer shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Shareholders or officers for liabilities of the Company.

6.3           Indemnification. The Company shall indemnify each Shareholder, the Manager, each officer, and each agent for all costs, losses, liabilities, and damages paid or accrued by each Shareholder, the Manager, each officer, or each agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State.

6.4           Representations and Warranties. Each Shareholder, and the Person(s) executing this Agreement on behalf of any Organization, represents and warrants to the Company and each other Shareholder that (a) each Shareholder which is an Organization is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder, (b) each Shareholder is acquiring his, her, or its Shares for the Shareholder’s own account as an investment and without an intent to distribute the interest, and (c) each Shareholder acknowledges that the Shares have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Shareholder without appropriate registration or the availability of an exemption from such requirements.

6.5                                Conflicts of Interest.

(a)                        No Shareholder, including the Manager, shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company without the prior written approval of a Majority of Remaining Shareholders. Each Shareholder shall account to the Company and hold as trustee for it any Property, profit, or benefit derived by the Shareholder, without the consent of a Majority of Remaining Shareholders, in the conduct and winding up of the Company business or from a use or appropriation by the Shareholder of Company Property, including information developed exclusively for the Company and opportunities expressly offered to the Company.

(b)                       A Shareholder, including the Manager, does not violate a duty or obligation to the Company merely because the Shareholder’s conduct furthers the Shareholder’s own interest. A Shareholder may lend money to and transact other business with the Company. The rights and obligations of a Shareholder who lends money to or transacts business with the Company are the same as those of a person who is not a Shareholder, subject to other applicable law. No transaction with the Company shall be voidable solely because a Shareholder has a direct or indirect interest in the transaction if either the transaction is fair to the Company or the Manager or, if none, a Majority of the Remaining Shareholders, in either case knowing the material facts of the transaction and the Shareholder’s interest, authorize, approve, or ratify the transaction.

7.                                      MANAGEMENT

7.1                                Authority of Manager. The Manager (at times acting through the officers of the Company) has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. Only the Manager (at times acting through the officers of the Company) and agents of the Company authorized by the Manager shall have the authority to bind the Company. Unless a Shareholder is the Manager, an officer of the Company, or otherwise authorized by the Manager as an agent of the Company, no Shareholder shall take any action to bind the Company, and each Shareholder shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Shareholder.

7.2                                Authority of Officers. All officers of the Company shall have the following authority and perform the following duties in the management and operation of the Company:

President. The President shall be the principal executive officer of the Company. Subject to the direction and control of the Manager, he or she shall be in charge of the business of the Company; he or she shall see that the resolutions and directions of the Manager are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Manager; and, in general, he or she shall discharge all duties incident to the office of the President and such other duties as may be prescribed by the Manager from time to time. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Manager, he or she may execute for the Company any contracts, deeds, mortgages, bonds, or other instruments which the Manager has authorized to be executed, and he or she may accomplish such execution either individually or with the Secretary, any Assistant Secretary, or any other officer thereunto authorized by the Manager, according to the requirements of the form of the instrument. He or she may vote all securities which the Company is entitled to vote except as and to the extent such authority shall be vested in a different officer or agent of the Company by the Manager.

The Vice Presidents. The Vice President (or in the event there is more than one Vice President, each of the Vice Presidents) shall assist the President in the discharge of his or her duties as the President may direct and shall perform such other duties as from time to time may be assigned to him by the President or by the Manager. The Manager may designate any Vice President as being senior in rank or degree of responsibility and may accord such Vice President the appropriate title designating his senior rank of “Executive Vice President” or “Senior Vice President.” In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there is more than one Vice President, the Vice Presidents in the order designated by the Manager or by the President if the Manager has not made such a designation, or in the absence of any designation, then in the order of seniority of tenure as Vice President) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Manager, the Vice President (or each of them if there are more than one) may execute for the Company any contracts, deeds, mortgages, bonds or other instruments which the Manager has authorized to be executed, and he or she may accomplish such execution either individually or with the Secretary, any Assistant Secretary, or any other officer thereunto authorized by the Manager, according to the requirements of the form of the instrument.

The Treasurer. The Treasurer shall be the principal accounting and financial officer of the Company. He or she shall: (a) have charge of and be responsible for the maintenance of adequate books of account for the Company; (b) have charge and custody of all funds and securities of the Company, and be responsible therefor and for the receipt and disbursement thereof; and (c) perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the President or by the Manager. If required by the Manager, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Manager may determine.

The Secretary. The Secretary shall: (a) record the minutes of the Manager’s meetings in one or more books provided for that purpose; (b) see that all notices are duly given as required by law; (c) be custodian of the Company records; (d) sign with the President, or a Vice President, or any other officer thereunto authorized by the Manager any contracts, deeds, mortgages, bonds, or other instruments which the Manager has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the Manager; (e) perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Manager.

Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and Assistant Secretary shall perform such duties as shall be assigned to him or her by the Treasurer or the Secretary, respectively, or by the President or the Manager, provided that Assistant Secretaries shall perform only ministerial and clerical acts and shall be without discretionary authority over the affairs and activities of the Company, and further provided that any party dealing with the Company may presume that any certificates, contracts, deeds, mortgages, bonds or other instruments signed by an Assistant Secretary have been duly authorized by the Manager. Each Assistant Secretary may sign with the President, or a Vice President, or any other officer thereunto authorized by the Manager, any contracts, deeds, mortgages, bonds, or other instruments which the Manager has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the Manager. Each Assistant Treasurer shall, if required by the Manager, give a bond for the faithful discharge of his duties in such sum and with such sureties as the Manager shall determine.

All officers of the Company shall have such other authority and perform such duties in the management and operation of the Company as shall be prescribed in any resolutions or directions of the Manager prescribing their authority and duties, and shall have such additional authority and duties as are incident to their offices except to the extent that such resolutions and directions may be inconsistent therewith.

7.3                                 Actions of the Manager. The Manager has the power to bind the Company as provided in this Article 7. No act of a Shareholder in contravention of such determination shall bind the Company to Persons having knowledge of such determination. Notwithstanding such determination, the act of the Manager for the purpose of apparently carrying on the ordinary business or affairs of the Company, including the exercise of the authority indicated in this Article, shall bind the Company. No Person dealing with the Company shall have any obligation to inquire into the power or authority of the Manager acting on behalf of the Company.

7.4                                 Compensation of Manager. The Manager shall be reimbursed for all reasonable expenses incurred in managing the Company. Unless otherwise determined by a Majority of the Class B Participating Shareholders, the Manager shall not be entitled to compensation.

7.5                                 Manager’s Standard of Care. The Manager’s duty of care in the discharge of the Manager’s duties to the Company and the other Shareholders is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging its duties, the Manager shall be fully protected in relying in good faith upon the records required to be maintained under Article 4 and upon such information, opinions, reports, or statements by any other Shareholders, any officer, agents, or by any other Person, as to matters the Manager reasonably believes are within such Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Shareholders might properly be paid.

8.                                 CONTRIBUTIONS AND CAPITAL ACCOUNTS

8.1                                 Initial Contributions. Each Initial Shareholder shall make the Capital Contribution described for that Shareholder in and on the date specified in the Class A Shareholder Signature Page, the Class B Nonparticipating Shareholder Signature Page, or the Class B Participating Shareholder Signature Page, as appropriate. If no time for the contribution is specified, then the Capital Contribution shall be made as of the Effective Date. The value of the Capital Contributions shall be as set forth in the Class A Shareholder Signature Page, the Class B Nonparticipating Shareholder Signature Pages, and the Class B Participating Shareholder Signature Pages. No interest shall accrue on any Capital Contribution, and no Shareholder shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement. Each Additional Shareholder shall make the Initial Capital Contribution described in the Admission Agreement. The value of the Additional Shareholder’s Initial Capital Contribution and the time for making such contribution shall be set forth in the Admission Agreement.

8.2                                                    Capital Accounts.

(a)                                  A separate Capital Account shall be established and maintained for each Shareholder in accordance with federal income tax accounting principles, maintained in accordance with Section 1.704-1(b) of the Regulations. The Capital Account of each Shareholder shall be increased by: (i) the amount of any Money and the fair market value of any Property contributed to the Company by such Shareholder (net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to); (ii) the amount of Company income and gain or items thereof allocated to such Shareholder (including income and gain exempt from tax and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Regulations, but excluding income and gain described in Section 1.704-1(b)(4)(i) of the Regulations); and (iii) other items to the extent mandated by Section 1.704-1(b) of the Regulations. The Capital Account of each Shareholder shall be reduced by: (i) the amount of Money distributed to the Shareholder by the Company; (ii) the fair market value of Property distributed by the Company to the Shareholder (net of liabilities secured by such distributed Property that the Shareholder is considered to assume or take subject to); (iii) the amount of Company losses and deductions or items thereof (including expenditures treated by Section 705(a)(2)(B) of the Regulations and losses and deductions or items thereof described in Section 1.704-1(b)(2)(iv)(g) of the Regulations, but excluding items described in Section 1.704(b)(4)(i)

of the Regulations) allocated to the Shareholder; (iv) such Shareholder’s pro rata share (determined in the same manner as such Shareholder’s share of income, gains, losses, deductions or credits) of any other expenditures of the Company which are not deductible in computing the Company’s taxable income and which are not properly capitalized; and (v) other items to the extent mandated by Section 1.704-1(b) of the Regulations.

(b)                                 For purposes of computing Net Profits and Net Losses, realization, recognition, and classification of any item of income, gain, loss, or deduction for Capital Account purposes shall be the same as its realization, recognition, and classification for federal income tax purposes; provided, however, that:

(i)                           any deductions for depreciation, amortization, or similar cost recovery deduction attributable to Property contributed to the Company by a Shareholder shall be determined as if the adjusted tax basis of such Property on the date it was contributed to the Company was equal to the Agreed Value of such Property. Upon adjustment pursuant to Section 8.2(c) or 8.3 of the Carrying Value of the Company Property subject to depreciation, amortization, or similar cost recovery deduction, any further deductions for such depreciation, cost recovery, or amortization shall be determined as if the adjusted tax basis of such Property was equal to its Carrying Value immediately following such adjustment. Any deductions for depreciation, amortization, or similar cost recovery deduction under this Section 8.2(b) shall be computed in accordance with Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations (and, to the extent applicable, Section 1.704-3(d)(2) of the Regulations).

(ii)                        any income, gain, or loss attributable to the taxable disposition of any Property shall be determined by the Company as if the adjusted tax basis of such Property as of such date of disposition was equal in amount to the Carrying Value of such Property as of such date.

(iii)                     all items incurred by the Company that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Accounts, be treated as an item of deduction and shall be allocated among the Shareholders pursuant to Article 9.

(c)                                  Except as may otherwise be expressly provided in this Agreement, immediately prior to the contribution to the Company by an Initial Shareholder or an Additional Shareholder of Money or Property, the Capital Accounts of all Shareholders and the Carrying Values of all Company Property immediately prior to such contribution shall be adjusted (consistent with the provisions hereof and with the Regulations under Section 704 of the Code) upward or downward to reflect any gain or loss (as determined for Capital Account purposes) with respect to each Company Property, as if such gain or loss had been recognized upon an actual sale of each such item of Property immediately prior to such contribution and had been allocated to the Shareholders in accordance with Article 9.

8.3                                 Distribution of Assets. Immediately prior to the distribution of any Company Property (other than Money) or the distribution of Money to a Dissociating or continuing Shareholder as consideration for Shares, the Capital Accounts of all Shareholders and the Carrying Value of all Company Property shall be adjusted (consistent with the provisions hereof and Regulations under Section 704 of the Code) upward or downward to reflect any gain or loss (as determined for Capital Account purposes) with respect to each Company Property, as if such gain or loss had been recognized upon an actual sale of each such item of Property immediately prior to such contribution and had been allocated to the Shareholders in accordance with Article 9.

8.4                                 Sale or Exchange of Shares. In the event of a sale or exchange of some or all of a Shareholder’s Shares, the Capital Account of the transferring Shareholder shall become the Capital Account of the Substitute Shareholder or Assignee, as the case may be, to the extent it relates to the portion of the Shares transferred.

8.5                                 Compliance with Section 704(b) of the Code. The provisions of this Article 8 as they relate to the maintenance of Capital Accounts are intended, and shall be construed and, if necessary, modified, to cause the allocations of profits, losses, income, gain and credit pursuant to Article 9 to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of the distributions made pursuant to Articles 9 and 14 and the Capital Contributions made pursuant to this Article 8. Notwithstanding anything herein to the contrary, this Agreement shall not be construed to create a deficit restoration obligation or otherwise personally obligate any Shareholder to make a Capital Contribution in excess of its Initial Capital Contribution.

9.                                 ALLOCATIONS AND DISTRIBUTIONS

9.1                                 Allocations of Net Profits and Net Losses from Operations. Except as may be required by Section 704(c) of the Code and Sections 9.2 and 9.3, Net Losses and Net Profits shall be allocated with respect to each Taxable Year in the following manner:

(a)                                  Net Losses. Any Net Losses shall be allocated the Class A Percentage with respect to the Class A Shareholder and the Class B Percentage with respect to the Class B Participating Shareholders.

(b)                                 Net Profits. Any Net Profits shall be allocated the Class A Percentage with respect to the Class A Shareholder and the Class B Percentage with respect to the Class B Participating Shareholders.

(c )                               Allocations among Class B Participating Shareholders. Any allocation with respect to Class B Participating Shares shall be allocated among the Class B Participating Shareholders pro rata in accordance with their respective Sharing Ratios.

9.2                            Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for a Taxable Year, each Shareholder must be allocated items of income and gain for that Taxable Year equal to that Shareholder’s share of the net decrease in Company Minimum Gain. A Shareholder’s share of the net decrease in Company Minimum Gain is the amount of the total net decrease multiplied by the Shareholder’s percentage share of the Company Minimum Gain at the end of the immediately preceding Taxable Year. A Shareholder’s share of any decrease in Company Minimum Gain resulting from a revaluation of Company Property equals the increase in the Shareholder’s Capital Account attributable to the revaluation to the extent the reduction in minimum gain is caused by the revaluation. A Shareholder is not subject to the Company Minimum Gain chargeback requirement to the extent the Shareholder’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly a recourse liability or a Shareholder Nonrecourse Liability, and the Shareholder bears the economic risk of loss (within the meaning of §1.752-2 of the Regulations) for the newly guaranteed, refinanced, or otherwise changed liability.

9.3                            Shareholder Minimum Gain Chargeback. If during a Taxable Year there is a net decrease in Shareholder Minimum Gain, any Shareholder with a share of that Shareholder Minimum Gain (as determined under §1.704-2(i)(5) of the Regulations) as of the beginning of that Taxable Year must be allocated items of income and gain for that Taxable Year (and, if necessary, for succeeding Taxable Years) equal to that Shareholder’s share of the net decrease in the Company Minimum Gain. A Shareholder’s share of the net decrease in Shareholder Minimum Gain is determined in a manner consistent with the Provisions of this Article 9. A Shareholder is not subject to this Shareholder Minimum Gain chargeback requirement to the extent the net decrease in Shareholder Minimum Gain arises because the liability ceases to be Shareholder Nonrecourse Liability due to a conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a Company Nonrecourse Liability. The amount that would otherwise be subject to the Shareholder Minimum Gain chargeback is added to the Shareholder’s share of Company Minimum Gain. In addition, rules consistent with those applicable to Company Minimum Gain shall be applied to determine the shares of Shareholder Minimum Gain and Shareholder Minimum Gain chargeback to the extent provided under the Regulations issued pursuant to §704(b) of the Code.

9.4                            Qualified Income Offset. If any Shareholder, in such capacity, unexpectedly receives an Offsettable Decrease, such Shareholder will be allocated items of income and gain (consisting of a pro rata portion of each item of Company income and gain for such year) in an amount and manner sufficient to offset such Offsettable Decrease as quickly as possible. This Section 9.4 is intended to satisfy the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations.

9.5                            Interim Distributions. The Company will make the distributions mandated in the Shareholders Agreement. In addition to such mandated distributions, the Manager from time to time shall determine in its reasonable judgment to what extent, if any, the Company’s cash on hand exceeds the current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any. To the extent such excess exists, the Manager may make distributions to the Shareholders, distributing the Class A Percentage with respect to the Class A Shareholder and the Class B Percentage with respect to the Class B Participating Shareholders. Such distributions shall be in Money or Property (which need not be distributed proportionately) or partly in both, as determined by the Manager.

9.6                            Limitations on Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Shareholders on account of their Capital Accounts.

9.7                                 Book/Tax Disparities; Section 754 Elections; etc.

(a)                                       In the case of Property contributed to the Company, items of income, gain, loss, deduction, and credit, as determined for federal income tax purposes, shall be allocated first in a manner consistent with the requirements of Section 704(c) of the Code by using any method described in Section 1.704-3 of the Regulations selected in good faith by the Manager to take into account the difference between the Agreed Value of such Property and its adjusted tax basis at the time of contribution.

(b)                                      In the case of Adjusted Property, such items shall be allocated in a manner consistent with the principles of Section 704(c) of the Code by using any method described in Section 1.704-3 of the Regulations selected in good faith by the Manager to take into account the difference between the Carrying Value of such Property and its adjusted tax basis. If the Adjusted Property was originally contributed to the Company, the allocation required by this Section 9.7(b) also shall take into account the requirements of Section 9.7(a).

(c )                               All items of income, gain, loss, deduction, and credit recognized by the Company for federal income tax purposes and allocated to the Shareholders in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code.

9.8                            Allocation in Event of Transfer. If any Share is transferred during any Taxable Year, all items of income, gain, loss, and deduction recognized by the Company during such Taxable Year shall be allocated among the Shareholders to take into account the Shareholders’ varying interests during the Taxable Year in a manner permitted by the Code and Regulations and selected by the Manager.

9.9                            Elections. In the event of a transfer of any Shares, the Manager may elect pursuant to Section 754 of the Code to adjust the basis of the Company’s assets. Each Shareholder will furnish the Company with all information necessary to give effect to such election.

9.10                           Allocation of Nonrecourse Deductions. Items of loss, deduction, and Section 705(a)(2)(B) Expenditures attributable, under Section 1.704-2(c) of the Regulations, to increases in the Company Minimum Gain shall be allocated, as provided in Section 1.704-2(e) of the Regulations, the Class A Percentage with respect to the Class A Shareholder and the Class B Percentage with respect to the Class B Participating Shareholders.

9.11                           Allocation of Shareholder Nonrecourse Deductions. Notwithstanding Section 9.1, items of loss, deduction, and Section 705(a)(2)(B) Expenditures attributable, under Section 1.704-2(i) of the Regulations, to Shareholder Nonrecourse Liability shall (prior to any allocation pursuant to Section 9.1) be allocated, as provided in Section 1.704-2(i) of the Regulations, to the Shareholders in accordance with the ratios in which they bear the economic risk of loss for such liability for purposes of Section 1.752-2 of the Regulations.

9.12                           Limitations on Loss Allocation. Notwithstanding any other Section of this Agreement to the contrary, no item of loss or deduction of the Company shall be allocated to a Shareholder if such allocation would result in a negative balance in such Shareholder’s Adjusted Capital Account. Such loss or deduction shall be allocated first among the Shareholders with positive balances in their Adjusted Capital Accounts in proportion to (and to the extent of) such positive balances and thereafter in accordance with their interests in the Company as determined under Section 1.704-1(b)(3) of the Regulations.

9.13                           Curative Allocations. If any items of income and gain (including gross income) or loss, deduction, and Section 705(a)(2)(B) Expenditures (as determined under the principles of Section 4.4(d)) are allocated to a Shareholder pursuant to Section 9.2, 9.3, 9.4, 9.10, 9.11, or 9.12, then, prior to any allocation pursuant to Section 9.1 and subject to Section 9.2, 9.3, 9.4, 9.10, 9.11, or 9.12, items of income and gain (including gross income) and items of loss, deduction and Section 705(a)(2)(B) Expenditures (as so determined) for subsequent periods shall be allocated to the Shareholders in a manner designed to result in each Shareholder’s Capital Account having a balance equal to what it would have been had such allocation of items of income and gain (including gross income) or loss, deduction, and Section 705(a)(2)(B) Expenditures not occurred under Section 9.2, 9.3, 9.4, 9.10, 9.11, or 9.12. In exercising its discretion under this Section 9.13, the Manager shall take into account future allocations under Sections 9.2 and 9.3 that, although not yet made, are likely to offset other allocations previously made under Sections 9.10 and 9.11.

9.14                           Interest in Company Profits. The method for allocating excess nonrecourse liability shall be determined by the Manager in accordance with Section 1.752-3(a)(3) of the Regulations. To the extent the allocation of excess nonrecourse liability is determined in accordance with the Shareholders’ share of Company profits, the Shareholders’ interest in Company profits shall be deemed to be the Class A Percentage with respect to the Class A Shares and the Class B Percentage with respect to the Participating Shares.

9.15                      Class B Nonparticipating Shareholders. Any allocation provided for in Section 9.2, 9.3, 9.4, 9.10, 9.11, 9.12 or 9.13 shall be made without respect to the Shares owned by the Class B Nonparticipating Shareholders.

10.                          TAXES

10.1                      Elections. The Manager may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

10.2                      Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, each Shareholder and Assignee (or such Shareholders as may be required by the Taxing Jurisdiction) will submit an agreement indicating that the Shareholder or Assignee will make timely income tax payments to the Taxing Jurisdiction and that the Shareholder or Assignee accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the income allocated by the Company to the Shareholder or Assignee, plus interest and penalties assessed on such income. If the Shareholder or Assignee fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, interest, and penalties determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Shareholder shall be treated as a distribution for purposes of Article 9.

10.3                      Composite Returns. The Manager may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined, or aggregate tax return reflecting the income of the Company and pay the tax, interest, and penalties of some or all of the Shareholders on such income to the Taxing Jurisdiction, in which case the Company shall inform the Shareholders of the amount of such tax, interest, and penalties so paid.

10.4                      Tax Matters Partner. The Manager, or if the Manager is ineligible to act as tax matters partner, then any other Class B Participating Shareholder, shall serve as the tax matters partner of the Company pursuant to Section 6231(a)(7) of the Code. Any Shareholder designated as tax matters partner shall take such action as many be necessary to cause each Class A and Class B Participating Shareholder to become a notice partner within the meaning of Section 6223 of the Code. Any Shareholder who is designated tax matter partner may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of the Manager.

10.5                      Method of Accounting. The records of the Company shall be maintained on the method of accounting determined by the Manager.

10.6                      Partnership Intended for Tax Purposes. For purposes of federal income taxation, the Class A and Class B Participating Shareholders intend for the Company to be treated as a partnership.

11.                          RESTRICTED TRANSFERABILITY OF SHARES

11.1                           Restriction. No Shareholder or Assignee may dispose of all or a portion of the Shares belonging to such Shareholder or Assignee unless the Disposition is in compliance with this Section 11.1. No Shares shall be Disposed of:

(a)               without an opinion of counsel satisfactory to the Manager that such disposition is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and federal securities laws;

(b)              without the prior written approval of the Manager, to be granted or withheld in the sole and absolute discretion of the Manager; and

(c)               unless and until the Company receives from the Assignee the information and agreements that the Manager may reasonably require, including, but not limited to, an executed Admission Agreement, any taxpayer identification number, and any agreement that may be required by any Taxing Jurisdiction.

11.2                           Dispositions not in Compliance with this Article Void. Any attempted Disposition of Shares which is not in compliance with Section 11.1 shall be null and void ab initio.:

12.                          DISSOCIATION OF A SHAREHOLDER

12.1                           Dissociation. A Person shall cease to be a Shareholder upon the happening of any of the following events:

(a)               the resignation of such Shareholder;

(b)              the Shareholder becomes a Bankrupt Shareholder;

(c)               in the case of a Shareholder who is a natural person, the death of the Shareholder or the entry of an order by a court of competent jurisdiction adjudicating the Shareholder incompetent to manage the Shareholder’s personal estate;

(d)              in the case of a Shareholder who is acting as a Shareholder by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

(e)               in the case of a Shareholder that is a separate Organization other than a corporation, the dissolution and commencement of winding up of the separate Organization;

(f)                 in the case of a Shareholder that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(g)              in the case of an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; or

(h)              the entering into an agreement with the Company to liquidate the interests held by such Shareholder.

12.2                           Liquidation. Notwithstanding any other provision herein, upon the occurrence of a Dissociation of a Class B Shareholder, such Class B Shareholder shall be entitled to receive a distribution equal to such Shareholder’s Capital Account balance in complete liquidation of such Shareholder’s Shares.

13.          ADMISSION OF ASSIGNEES AND ADDITIONAL SHAREHOLDERS

13.1                           Rights of Assignees. The Assignee of Shares has no right to participate in the management of the business and affairs of the Company or to become a Shareholder. The Assignee is only entitled to receive the Distributions and return of capital and to be allocated the Net Profits Excluding Cost Recovery Deductions and Net Losses Excluding Cost Recovery Deductions attributable to the Shares.

13.2                           Admission of Substitute Shareholders. An Assignee of Shares shall be admitted as a Substitute Shareholder and admitted to all the rights of the Shareholder who initially assigned the Shares only with the approval, which may be withheld, of the Manager (or of a Majority of Remaining Shareholders at any time that a Manager does not manage the Company). The Manager may grant or withhold the approval of such admission for any reason in its sole and absolute discretion. If so admitted, the Substitute Shareholder has all the rights and powers and is subject to all the restrictions and liabilities of the Shareholder originally assigning the Shares. The admission of a Substitute Shareholder, without more, shall not release the Shareholder originally assigning the Shares from any liability to the Company that may have existed prior to the approval.

13.3                           Admission of Additional Shareholders. The Manager may permit the admission of Additional Shareholders and determine the Capital Contributions of such Shareholders. No Person shall be admitted as an Additional Shareholder without executing and delivering to the Company an Admission Agreement or such other form of agreement as is satisfactory to the Manager.

14.                               DISSOLUTION AND WINDING UP

14.1                           Dissolution. The Company shall be dissolved and its affairs wound up upon the written consent of the Majority of Remaining Shareholders.

14.2                           Effect of Dissolution. Upon dissolution, the Company shall cease carrying on Company business (as distinguished from the winding up of the Company business), and continue its existence until the winding up of the affairs of the Company is completed and a certificate of dissolution has been issued by the Secretary of State.

14.3                           Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

(a)               to creditors, including Shareholders who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities;

(b)              to each Class B Nonparticipating Shareholder in an amount equal to such Shareholder’s Capital Account; and

(c)               to Shareholders in accordance with relative Capital Account balances taking into account all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs.

Liquidation proceeds shall be paid within ninety (90) days after the date of liquidation. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Manager.

14.4                      Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Property of the Company has been distributed to the Shareholders. Upon the completion of the winding up of the Company, a certificate of dissolution shall be delivered to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

15.                          AMENDMENT

15.1                      Agreement May Be Modified. This Agreement may be modified as provided in this Article (as the same may, from time to time be amended). No Shareholder or Manager shall have any vested rights in this Agreement which may not be modified through an amendment to this Agreement.

15.2                      Amendments of Agreement to be Adopted Solely by Manager. The Manager, without the consent of the Class B Shareholders, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file, and record whatever documents may be required in connection therewith, solely to reflect:

(a)               a change that the Manager in its sole discretion has determined to be reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company in which each Shareholder has limited liability under the laws of any state or that is necessary or advisable in the opinion of the Manager to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes;

(b)              a change that (i) in the good faith discretion of the Manager does not adversely affect the Class B Shareholders in any material respect or (ii) is necessary or desirable to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state agency or judicial authority or contained in any federal or state statute; or

(c)               an amendment that is necessary, in the opinion of counsel to the Company, to prevent the Company, the Manager, or the officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

15.3                           Other Amendments of Agreement. Except as provided in Section 15.2, this Agreement may be amended or modified from time to time only by a written instrument adopted by the Manager and executed by Class B Participating Shareholders who own a majority of the Class B Shares.

16.          MISCELLANEOUS

16.1                           Notices. All notices and other communications required or permitted under this Agreement shall be, if to the Company, to 860 Ridge Lake Boulevard, Memphis, Tennessee 38120, Attention: General Counsel, and, if to a Class B Shareholder, to the address listed in the Company’s records. All notices and other communications shall be in writing and shall be deemed given (i) upon receipt when delivered personally, (ii) on the next business day when sent by overnight courier, or (iii) upon receipt when sent by United States mail; provided, however, that if a notice or other communication to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

16.2                      Entire Agreement. This Agreement, the Purchase Agreement, and the Shareholders Agreement together are intended by the Shareholders as a final expression of their agreements with respect to the subject matter hereof, and such agreements supersede any and all prior agreements and understandings.

16.3                      No Partnership Intended for Nontax Purposes. Notwithstanding Section 10.6, the Shareholders have formed the Company under the Act, and expressly do not intend to form a partnership under either the Delaware Uniform Partnership Act or the Delaware Uniform Limited Partnership Act. The Shareholders do not intend to be partners one to another, or partners as to any third party. To the extent that any Shareholder, by word or action, represents to another Person that any other Shareholder is a partner or that the Company is a partnership, the Shareholder making such wrongful representation shall be liable to any other Shareholder who incurs personal liability by reason of such wrongful representation.

16.4                      Rights of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company and the Shareholders for the exclusive benefit of the Company, its Shareholders, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement, any Admission Agreement, or any agreement between the Company and any Shareholder with respect to any Capital Contribution or otherwise.

IN WITNESS WHEREOF, the Shareholders and the Company have executed this Agreement as of the Effective Date.

Company:

TruGreen Companies L.L.C.

By:                              ServiceMaster Consumer Services Limited
Partnership, managing shareholder

By:                              ServiceMaster Consumer Services, Inc.,
general partner

By:	/s/ Donald K. Karnes
Donald K. Karnes
Group President

Shareholders:

See Class A Shareholder Signature Page, Class B Nonparticipating Shareholder Signature Pages, and Class B Participating Shareholder Signature Pages for signatures of the Initial Shareholders.

Class A Shareholder Signature Page

Aggregate Initial Capital Contributions:	$245,000,000

Aggregate Class A Shares:	1,000 Shares

Aggregate Class B Nonparticipating Shares:	7,800 Shares
Aggregate Class B Participating Shares:	2,200 Shares

ServiceMaster Consumer Services Limited Partnership

By:                              ServiceMaster Consumer Services, Inc.,
general partner

By:	/s/ Donald K. Karnes
Donald K. Karnes
Group President

Address:	860 Ridge Lake Boulevard Memphis, TN 38120

Initial Capital Contribution:

ServiceMaster Consumer Services Limited Partnership made an Initial Capital Contribution at the formation of the Company. No additional capital contribution is required. The Capital Account of ServiceMaster Consumer Services Limited Partnership now is valued at $232,750,000.

Date Payable:	Effective Date

Class A Shares:	1,000

Percentage Interest:	95.0000%

TruGreen Companies L.L.C.

Class A Shareholder Signature Page

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